Exhibit 5.2

May 13, 2009
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Munich
Barcelona	New Jersey
Brussels	New York
Chicago	Orange County
Doha	Paris
Dubai	Rome
Frankfurt	San Diego
Hamburg	San Francisco
Hong Kong	Shanghai
London	Silicon Valley
Los Angeles	Singapore
Madrid	Tokyo
Milan	Washington, D.C.
Moscow

Re:	US Airways Group, Inc. $172,500,000 Aggregate Principal Amount of 7.25% Convertible Senior Notes due 2014
Ladies and Gentlemen:
     We have acted as special counsel to US Airways Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance of $172,500,000 aggregate principal amount of 7.25% Senior Convertible Notes due 2014 (the “Notes”), convertible into cash, common stock, $0.01 par value, of the Company (the “Common Stock”) or a combination thereof at the election of the Company, under an indenture, dated as of May 13, 2009 (the “Base Indenture”), and a supplemental indenture, dated as of May 13, 2009 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2006 (Registration No. 333-137806) (as so filed and as amended, the “Registration Statement”) and an underwriting agreement by and among Citibank Global Markets Inc., Morgan Stanley & Co. Incorporated (the “Underwriters”) and the Company, dated May 7, 2009 (the “Underwriting Agreement”).
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Common Stock.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and, the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

May 13, 2009

     (1) Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and, when delivered and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legally valid and binding obligation of the Company enforceable against the Company in accordance with their terms.
     (2) When the shares of Common Stock initially reserved for issuance upon conversion of the Notes (the “Shares”) have been duly registered on the books of the transfer agent and registrar therefor in the name and on behalf of the holders of the Notes, and have been delivered in accordance with the terms of the authorization thereof and the Indenture upon conversion of Notes in a principal amount not less than the par value of the Shares, such Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid, and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) the waiver of rights or defenses contained in Section 12.01 of the Base Indenture or Section 7.03 of the Supplemental Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) the creation, validity, attachment, perfection, or priority of any lien or security interest; (g) provisions for exclusivity, election or cumulation of rights or remedies; (h) provisions authorizing or validating conclusive or discretionary determinations; and (i) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii)

May 13, 2009

failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 13, 2009 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP